UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

API TECHNOLOGIES CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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API TECHNOLOGIES CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 7, 2010

To the Stockholders of

API Technologies Corp.

The annual meeting of the stockholders of API Technologies Corp. (the “Company”) will be held at Barnes & Thornburg LLP, One North Wacker Drive, Suite 4400, Chicago, Illinois 60606, on October 7, 2010 at 9:30 a.m., local time, for the following purposes:

1.	To elect the members of the Board of Directors.

2.	To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock, par value $0.001 per share, of between a one-for-two and a one-for-four reverse stock split, with the objective to increase the per share trading value of our common stock in order to seek the listing of our common stock on the NASDAQ Stock Market, the NYSE Amex, or such other exchange as our Board determines.

3.	To ratify the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the six month transitional period of June 1, 2010 to November 30, 2010.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

These items are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on August 24, 2010, are entitled to notice of and to vote at the annual meeting. The Board has approved these proposals and recommends that you also approve these proposals.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors

/S/ PHILLIP DEZWIREK
Phillip DeZwirek Chairman

September 1, 2010

API TECHNOLOGIES CORP.

September 1, 2010

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 7, 2010

The enclosed proxy is solicited by the Board of Directors of API Technologies Corp., a Delaware corporation (the “Company”), to be voted at the annual meeting of stockholders to be held at 9:30 a.m. local time at Barnes & Thornburg, LLP, One North Wacker Drive, Suite 4400, Chicago, Illinois 60606 on October 7, 2010, or any postponement or adjournment thereof (“Annual Meeting”). The mailing address of the principal office of the Company is 2200 Smithtown Avenue, Ronkonkoma, New York 11779. These proxy solicitation materials and our Annual Report for the year ended May 31, 2010 on Form 10-K, including financial statements, were first mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about September 3, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on October 7, 2010 — our Annual Report on Form 10-K, this Proxy Statement and form of proxy card are available at www.apitech.com/investor-relations/financial-information/annual-report-and-proxy.

Who Can Vote?

You may vote if you owned shares of our common stock or Exchangeable Shares of API Nanotronics Sub, Inc., which we refer to as API Sub, at the close of business on August 24, 2010, the record date for our 2010 Annual Meeting. As of August 24, 2010, we had 32,871,225 outstanding shares of the Company’s common stock and 2,338,518 outstanding Exchangeable Shares, not including Exchangeable Shares held by our subsidiary. We had no class or series of voting stock outstanding other than the common stock and Exchangeable Shares. Each share of our common stock and each Exchangeable Share, other than those held by our subsidiary, outstanding on the record date will be entitled to cast one vote. In this proxy statement, we use the term “stockholders” to mean both holders of our common stock and holders of Exchangeable Shares.

•	API Technologies Corp. Stockholders: You are entitled to one vote for each share you owned on the record date for each director to be elected and on each other matter presented at the meeting.

•

API Nanotronics Sub, Inc. Exchangeable Stockholders: You are entitled to one vote for each Exchangeable Share you owned on the record date for each director to be elected and on each other matter presented at the meeting. You may vote by instructing the trustee of the Exchangeable Shares, Equity Transfer and Trust Company (the “Trustee”), how to vote your shares. The Trustee will only vote pursuant to your instructions and will not vote any shares for which it has not received instructions. You may also instruct the Trustee to give a proxy to a person named by you, or to our management. Such a proxy can be used to allow you or a person named by you to appear and vote at the meeting. If you would like to vote in person at the meeting, you must contact the Trustee prior to the meeting to obtain the appropriate proxy to vote in person.

What are “Exchangeable Shares”?

Exchangeable Shares are designed to have the same economic rights as common stock, and are exchangeable on a one-for-one basis into our common stock. However, Exchangeable Shares are issued by API Sub and not the Company.

What am I voting on?

•

You are voting to elect seven directors. Each director, if elected, will serve a term of until the next annual meeting and until his successor has been elected and has qualified. Our Board of Directors recommends a vote “FOR” the election of each of the director nominees named in this proxy statement.

•

You are also voting to approve an amendment to our Amended and Restated Certificate of Incorporation allow a reverse stock split, which we refer to as the “Reverse Stock Split,” of the API Technologies Corp. common stock. Such split could occur at any time within one (1) year of the Annual Meeting and be at a ratio of 1:2 to a ratio of 1:4 at the discretion of our Board of Directors or a committee of our Board. Our Board of Directors recommends a vote “FOR” approval of the authorization of the Reverse Stock Split.

•

You are also voting to ratify the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the transition period of June 1, 2010 though November 30, 2010. Our Board of Directors recommends a vote “FOR” the ratification of WithumSmith+Brown, PC’s appointment as our independent registered public accounting firm.

•	In addition, you may vote on other business, if it properly comes before the meeting, or any adjournment(s) of the meeting.

What is the objective of the Reverse Stock Split?

The primary purpose of the Reverse Stock Split is to increase the per share trading value of our common stock in order to seek the listing of the common stock on the NASDAQ Stock Market, the NYSE Amex, or such other exchange as our Board determines. We believe that the increased market price of our common stock expected as a result of implementing the Reverse Stock Split also will improve the marketability and liquidity of our common stock and may encourage interest and trading by professional market participants in our common stock. For further information, see the discussion on page 27 under the heading “Reasons for the Reverse Stock Split.”

What effect will the Reverse Stock Split have on me?

Pursuant to the Reverse Stock Split, shares of common stock that you own will be combined and converted into a lesser number of shares of common stock. Any fractional shares that would result from the Reverse Stock Split will be rounded up to the next whole share. Simultaneously with any change to our common stock, a like change will occur to the Exchangeable Shares. For further information, see the discussion on page 28 under the heading “Material Effects of Proposed Reverse Stock Split.”

How do I vote?

•

By written proxy: You can vote by written proxy. If you sign and return the enclosed proxy card, the shares represented by the proxy will be voted in accordance with the terms of the proxy, unless you subsequently revoke your proxy. You can return your proxy card in the enclosed envelope, which requires no postage if mailed in the U.S.

•

In person: If you are a record stockholder, you can vote in person at the meeting. Being a record stockholder means that your shares are registered in your name, as opposed to the name of your broker or bank. If you are beneficial holder but not a record stockholder, you can vote in person by obtaining a proxy from the record holder. If you are a holder of Exchangeable Shares, you or your designee can vote in person by obtaining a proxy from the Trustee of the Exchangeable Shares. If you need directions to the Annual Meeting location, please call us at (877) 274-0274.

•

By Internet: You can vote over the Internet but only if information on Internet voting is enclosed with this proxy statement. The option of voting over the Internet is available only if (1) you are a record holder of Exchangeable Shares or (2) your broker, bank or other nominee has made this option available to you. If voting over the Internet is available to you, instructions will appear either on an information sheet inserted with this proxy statement or on the proxy card provided by your broker, bank or other nominee.

What vote is required to elect directors?

Directors are elected by a plurality vote. That means that the seven nominees who receive the most votes are elected. A majority vote is not required.

Unless indicated otherwise by your proxy, the shares will be voted for the seven nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

What vote is required (1) to authorize the amendment of our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split and (2) to ratify the appointment of our independent registered public accounting firm?

The affirmative vote of a majority of the outstanding stock entitled to vote is required to approve the proposed amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split.

The affirmative vote of a majority of the shares entitled to vote and present in person or by proxy is required to ratify the appointment of our independent registered public accountants.

Can I revoke my proxy?

Yes. You can revoke your proxy by:

•	giving written notice to our corporate Secretary prior to the actual vote at the meeting,

•	delivering a later-dated proxy card prior to or at the meeting, or

•	voting in person at the meeting.

If you hold shares through a bank or brokerage firm, you must contact the firm to revoke any prior voting instructions. If you hold Exchangeable Shares directly, you must contact the Trustee to revoke any prior voting instructions. A proxy returned by a stockholder that is not subsequently revoked will be voted in accordance with the instructions indicated in the proxy.

What is the record date and what does it mean?

The record date for the 2010 annual meeting of stockholders is August 24, 2010. The record date is set by our Board of Directors, as required by Delaware law. Record stockholders at the close of business on the record date are entitled to:

•	receive notice of the meeting, and

•	vote at the meeting and at any adjournment(s) of the meeting.

What if I do not specify my vote when I return my proxy?

You should specify your choice for each matter on the enclosed proxy card.

•	API Technologies Corp. Stockholders: If no specific instructions are given, proxies that are signed and returned will be voted:

•	“FOR” the election of all director nominees named in this proxy statement,

•	“FOR” the amendment of our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split, and

•

“FOR” the ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the transition period of June 1, 2010 through November 30, 2010, as recommended by our Board of Directors.

•	API Nanotronics Sub, Inc. Exchangeable Shareholders: If you do not provide specific instructions regarding a matter, your Exchangeable Shares will not be voted with respect to that matter.

How are broker non-votes counted?

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” When votes are tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.

We believe that Proposal 3 (ratification of independent auditors) will be considered “routine.” We believe that Proposal 1 (election of directors) and Proposal 2 (approval of the amendment to our Amended and Restated Articles of Incorporation to effect the Reverse Stock Split) will be considered “non-routine,” and brokers, banks and certain other nominees that hold your shares in street name will NOT be able to cast votes on this proposal if you do not provide them with voting instructions.

Please provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following their instructions.

Broker non-votes will not be treated as shares represented at the annual meeting as to matter(s) not voted on and will have no effect on the proposals to elect the directors, or to ratify WithumSmith+Brown, PC as our independent registered public accounting firm. Because the affirmative vote of holders of a majority of the votes of all shares entitled to vote at the Annual Meeting is necessary for approval of the proposal to amend our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split, broker non-votes have the effect of counting as votes against such proposal.

How are designations to “withhold authority” and abstentions counted?

If you designate on the proxy that you are “withholding authority” to vote for a director nominee or nominees, your shares will be counted as present solely for the purpose of determining the presence of a quorum for transacting business at the meeting.

As discussed above, a plurality of the votes cast is required for the election of directors, which means that the nominees with the seven highest vote totals will be elected as directors. As a result, a designation on the proxy that you are “withholding authority” for a director nominee or nominees will only have the effect of lowering the vote totals of the individual directors for whom authority is withheld.

With regard to any other matters, abstentions (including proxies which deny discretionary authority in any other matters properly brought before this meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against any such other matters.

What is a quorum?

In order for business to be conducted, a quorum must be represented at the Annual Meeting. Shares entitled to vote one-third of the votes of the outstanding shares must be represented, in person or by proxy, at the meeting to constitute a quorum for purposes of conducting business at the meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.

Am I entitled to dissent from the Reverse Stock Split?

No. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to our proposed amendment to our charter to effect the Reverse Stock Split and we will not independently provide our stockholders with any such right.

What are the federal income tax consequences of the Reverse Stock Split?

We expect that our stockholders generally will not recognize taxable gain or loss as a result of the Reverse Stock Split. However, the tax consequences to each stockholder will depend on his particular situation. For further information, see the discussion on page 31 under the heading “Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split.”

Should I send my stock certificates in now?

No, do not send in your stock certificates now. After the Reverse Stock Split is approved and effected, we will send you instructions for submitting your pre-Reverse Stock Split stock certificate(s) in exchange for your post-Reverse Stock Split stock certificate.

Can the Board of Directors abandon the Reverse Stock Split?

Yes. While the Board of Directors may effect the Reverse Stock Split at any time prior to October 7, 2011, the Board of Directors reserves the right, in its discretion, to abandon the Reverse Stock Split at any time prior to filing the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware effecting the Reverse Stock Split.

HISTORY OF THE COMPANY

On November 6, 2006, in a business combination that occurred under Ontario law, we combined with API Electronics Group Corp., an Ontario corporation (“API”) and API became our wholly-owned indirect subsidiary (the “Business Combination”). The Business Combination was accomplished by our forming an Ontario subsidiary, RVI Sub, Inc. and now known as API Nanotronics Sub, Inc., which we refer to as API Sub. API became a wholly-owned subsidiary of API Sub pursuant to a Plan of Arrangement approved by the Ontario Superior Court of Justice. The holders of common shares of API were given the right to receive either 3.33 shares of our common stock, or if the shareholder elected and was a Canadian taxpayer, 3.33 shares of Exchangeable Shares of Nanotronics Sub. This exchange ratio reflects subsequent adjustments, including a 1-to-15 reverse stock split effected September 19, 2008. Each Exchangeable Share of API Sub is exchangeable at the option of the holder into one share of our common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees and Directors

Nominees

The names of, and certain information with respect to, the nominees of the Board of Directors for election as directors, to serve until the year 2011 annual meeting of stockholders and until their successors are elected and qualify, are set forth below. All nominees are currently directors of the Company, other than Eric M. Goldberg. If, for any reason, any nominee should become unable or unwilling to serve as a director, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the enclosed proxy may exercise their discretion to vote your shares for the substitute nominee.

Each of Arthur Cape, Eric M. Goldberg, Bernard Kraft, and Donald A. Wright qualify as independent in accordance with the published listing requirements of NYSE Amex LLC (“NYSE Amex”). The NYSE Amex independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The following table shows information as of September 1, 2010 with respect to each person who is nominated to become a director.

Name	Age	Position
Phillip DeZwirek	72	Chairman, Treasurer and Director
Jason DeZwirek	39	Secretary and Director
Arthur Cape(1)	73	Director
Eric M. Goldberg	40	Director nominee
Bernard Kraft(1),(2)	79	Director
Jonathan Pollack	39	Director
Donald A. Wright(1),(2)	72	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

The Board of Directors believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning Board. The Board of Directors values highly the ability of individual directors to contribute to a constructive Board environment and the Board believes that the current Board members, collectively, perform in such a manner. The Board believes that the addition of a new director will provide further experience and diversity of skills. Set forth below is a more complete description of each director’s background, professional experience, qualifications and skills.

Phillip DeZwirek

Phillip DeZwirek became a director of ours and our Chairman and Treasurer on the effective date of the Business Combination, November 6, 2006. He also held the position of Chief Executive Officer from such date until April 2008, when Stephen Pudles assumed that position. Mr. DeZwirek has held the positions of Chairman, Chief Executive Officer and Treasurer at API Ontario since May 2002. He also assumed the same positions with API Sub and became a director of API Sub on the effective date of the Business Combination. Mr. DeZwirek has been a director of API Ontario since September 2001. Mr. DeZwirek was also the Chief Financial Officer of API

Ontario from August 2001 until Claudio Mannarino assumed that position in 2004. Mr. DeZwirek has been a director and Chairman of the Board of CECO Environmental Corp. (“CECO”), a provider of air pollution control products, since August 1979 (NASDAQ-CECE), and served as CECO’s Chief Executive Officer from August 1979 through February 2010. Mr. DeZwirek’s principal occupations during the past five years have been serving as Chairman of the Board and Chief Executive Officer of CECO and serving as President of Icarus Investment Corp., an Ontario corporation (since 1990). Mr. DeZwirek has also been involved in private investment activities for the past five years.

As a member of the Board since the Business Combination, and as our former Chief Executive Officer, Mr. Phillip DeZwirek has a thorough understanding of our total company operations. He brings extensive strategic and operations expertise to the Board. His broad market experience and historical insight he provides are valuable as we evaluate our current operations, potential acquisitions and overall corporate strategy.

Jason DeZwirek

Jason DeZwirek, became a director of ours and our Secretary on the effective date of the Business Combination, November 6, 2006. He holds the same positions with API Sub as of the Business Combination. Mr. Jason DeZwirek also has held those positions with API Ontario since May 31, 2002 and has been a director of API Ontario since September 2001. He has been a Director of CECO since February 1994 and the Secretary of CECO since February 20, 1998. He was the founder (1999), Chairman and CEO of Kaboose, Inc. (TSX:KAB), the largest independent family focused online media company in the world that was sold to Disney and Barclays Private Equity in 2009.

With his experience at Kaboose Inc., Mr. Jason DeZwirek brings broad executive expertise, including operations, technology, management, and strategy to the Board. Having served as director of the Company since the Business Combination, and as a director of API Ontario since 2002, he also has a breadth of knowledge of the overall company issues.

Arthur Cape

Arthur Cape has served as a director since June 20, 2007 when he was elected by the Board of Directors. Mr. Cape has also been a member of the Audit Committee since June 20, 2007. Mr. Cape has served the manufacturing industry for over 30 years. Since 1991 he has served as Director of International Sales for Shymac Innovative Marketing, located in Montreal, Canada, and from 2001 through January 2009 served as Director of Sales for AJB Continental, located in San Antonio Texas. Shymac Innovative Marketing manufactures products for the automotive after-market and AJB Continental was a distributor of hairbrushes and styling tools for the professional beauty industry. Since May 25, 2005, Mr. Cape has served as a director of CECO. He has also served on the Audit Committee of CECO since such date. Mr. Cape has also acted as a consultant for several factories in China in the manufacturing and injection molding of plastic articles. He has been active in youth awareness programs and has served on various youth committees in Canada.

Mr. Cape brings extensive manufacturing, marketing and sales experience to the Board, including international experience, which is valuable as we expand our business globally. He also brings experience in serving on a public company Audit Committee.

Eric M. Goldberg

Eric M. Goldberg has, since 1996, served as the President of All American Events & Tours in Pittsburg, Pennsylvania, a sports incentive company, specializing in providing unique and customized experiences for retail and corporate clients. Mr. Goldberg has also been a principal of GKK Capital, a commercial real estate development company since July 3, 2007. From 1996 to 1999, Mr. Goldberg was General Counsel for Native American Nations, a company focusing on developing business strategies for Native American Tribes throughout the country. Mr. Goldberg received a Bachelor of Science in Management from the Tulane University A. B.

Freeman School of Business and a Juris Doctorate Degree from the University of Miami School of Law. Mr. Goldberg is a member of the Florida Bar.

Mr. Goldberg brings 15 years of sales, marketing, operations and strategic planning expertise to the Board, which will assist the Board as we continue to expend our business. He also brings valuable legal background to the board.

Bernard Kraft

Bernard Kraft, C.A., became a director of ours on September 4, 2009. Mr. Kraft also has served on our Audit Committee as Chairman and our Compensation Committee as of such date. Mr. Kraft is recognized as a Designated Specialist in Investigative and Forensic Accounting by the Canadian Institute of Chartered Accountants. Mr. Kraft is a retired senior partner of the Toronto, Canada accounting firm Kraft, Berger LLP, Chartered Accountants and now serves as a consultant to that firm. He is also a principal in Kraft Yabrov Valuations Inc. Mr. Kraft is a member of the Canadian Institute of Chartered Business Valuators, the Association of Certified Fraud Examiners and the American Society of Appraisers. Mr. Kraft has served as a director of Agnico-Eagle Mines Limited (a gold mining company traded on the Toronto Stock Exchange (TSX:AEM) and the New York Stock Exchange (NYSE:AEM)) since March 12, 1992, and is also a director of Canadian Shield Recourses Inc. (a mining exploration company traded on the TSX Venture Exchange) and St. Andrews Goldfields Limited (a mining exploration company listed on the Toronto Stock Exchange (TSX:SAS)). Mr. Kraft also served as a director of Kaboose Inc.

Mr. Kraft brings years of financial experience and expertise to the Board. He also has extensive public company board experience.

Jonathan Pollack

Jonathan Pollack has served as Executive Vice President since September 4, 2009 and as a director since June 2007. Mr. Pollack also served on the Audit Committee and Compensation Committee from January 2007 through September 4, 2009. From March 2005 through its sale in 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. From 2000 to 2005, Mr. Pollack was President of The JMP Group, a strategic and financial advisory firm to numerous private and public companies. Prior thereto, he worked in investment banking in New York. Mr. Pollack is currently a director of Lifebank Corp. (TSX-V:LBK). Mr. Pollack received a Masters of Science in Finance from the London School of Economics and a Bachelors of Commerce from McGill University. He is involved in several philanthropic organizations and is the Vice Chair of Leadership Sinai Board of Directors at the Mt. Sinai Hospital, Toronto, Ontario and is Past Chair and Director of the Crescent School Foundation, Toronto, Ontario.

Mr. Pollack brings 15 years of financial, strategic and merger and acquisitions expertise to the Board, which assists the Board as the Company expands its business.

Donald A. Wright

Donald A. Wright became a director of ours on February 15, 2006. Mr. Wright has also been a member of the Audit Committee since March 9, 2006 and the Compensation Committee since its formation on June 20, 2007. Mr. Wright has been a principal of and real estate broker with The Phillips Group in San Diego, California, a company which is a real estate developer and apartment building syndicator, since 1992. From November 1996 through January of 2005, Mr. Wright served as a real estate broker with Prudential Dunn Realtors in Pacific Beach, California. Since January 2005, he has been an associate real estate broker with One Source Realty GMAC in San Diego California, which was purchased by Coldwell Banker Residential Brokerage in July 2007. Mr. Wright has been a director of CECO since February 20, 1998. Mr. Wright has also been a member of the Audit Committee of CECO since February 20, 1998 and has been a member of CECO’s Compensation Committee since December 1, 2005.

Having served on our Board since the Business Combination, Mr. Wright has a wide breadth of knowledge concerning issues affecting the Company. Mr. Wright also has additional experience as a public company director, including serving on Audit Committees.

Family Relationships

Jason DeZwirek is Phillip DeZwirek’s son. There are no other family relationships between any two or more of our directors or executive officers.

Directors

As described above under “— Nominees” each nominee other than Eric M. Goldberg is a current director. Stephen Pudles, who is also a current director of the Company, has decided not to stand for re-election in order to increase the presence of independent members on the Board. Mr. Pudles became Chief Executive Officer on April 22, 2008 and a director on November 6, 2008. He also serves as a director of our subsidiaries. He brings more than 25 years of electronics industry experience to the Company. From 2000 until joining the Company, Mr. Pudles was employed by OnCore Manufacturing Services LLC (formerly known as Nu Visions Manufacturing LLC) (“OnCore”), where he served as President and CEO from 2002 to 2007, Executive Vice President from 2007 until joining the Company, and Vice President from 2000 to 2001. He currently serves as a director of OnCore. Previously, he has held senior management positions with Tanon Manufacturing, Electronic Associates, IEC and Restor Industries. He has been a member of IPC’s Electronics Manufacturing Services Industry (EMSI) Council since 1988; was an original member of the Assembly Market Research Council (AMRC) Steering Committee; and was the Chairman of the IPC Taskgroup that created the IPC-D-326 document defining the “Documentation Requirements for Printed Circuit Board Assemblies.” He also serves as Vice Chairman of the IPC Board of Directors and is chairman of the EMSI Management Council. Mr. Pudles has a Masters of Science in management and a Bachelor of Engineering from Stevens Institute of Technology in Hoboken, New Jersey.

Recommendation of our Board of Directors

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy. The Board of Directors recommends a vote “FOR” approval of the election of the nominees named herein as directors.

Code of Ethics

The Company has had a Code of Ethics for its principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions since April, 2004. On June 20, 2007, the Company’s Board of Directors amended and restated the Company’s Code of Ethics to be a more comprehensive statement of the behavior expectations of the Company. This Code of Ethics is applicable to all of our directors, officers, employees and agents. In addition to the ethical requirements which were already part of our Code of Ethics, the revised Code of Ethics covers the areas of conflicts of interest, corporate opportunities, gifts, confidential information, insider trading and other areas of ethical concern to the Company in considerably more depth than the previous Code of Ethics.

Board of Directors and Its Committees

During the fiscal year ended May 31, 2010, the Board of Directors held six meetings. During such period, actions were also taken by unanimous written consent of the Board of Directors. The Company does not have a formal policy with regard to Board members attendance at the annual stockholders meeting. Four directors attended the 2009 annual shareholders meeting. During fiscal 2010, all incumbent directors attended at least 75% of the meetings of the Board of Directors and the Committees on which they served.

Audit Committee

The Company has a separately designated Audit Committee, as defined in §3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee operates pursuant to a written charter which can be found on our website www.apitechnologies.com on the Investor Relations, Corporate Governance section. The primary purpose of the Audit Committee of the Board of Directors is to assist the Board of Directors of the Company in fulfilling its responsibility to oversee the integrity of the financial statements of the Company and the Company’s compliance with legal and regulatory requirements, by overseeing and reviewing (i) the financial reports and other financial information, such as earnings press releases, provided by the Company to any governmental or regulatory body, the public or other users thereof, (ii) the Company’s system of internal accounting and financial controls, (iii) the engagement of the Company’s independent registered public accounting firm, and (iv) the annual independent audit of the Company’s financial statements.

The members of the Audit Committee during fiscal 2010 were Directors Arthur Cape, Donald Wright, Jonathan Pollack and following Mr. Pollack’s resignation as a committee member on September 4, 2009, Bernard Kraft. Jonathan Pollack resigned from the Audit Committee on September 4, 2009 and Bernard Kraft was appointed the Chairman of the Audit Committee as of such date. Each member of the Audit Committee is independent under the NYSE Amex listing standards, and Mr. Pollack was independent under such standards while serving on the committee. The Board of Directors has determined that each of Jonathan Pollack and Bernard Kraft is an audit committee financial expert as defined in Section (d)(5) of Item 407 of Regulation S-K. The Audit Committee held five meetings in fiscal year 2010. See the Audit Committee Report below.

Compensation Committee

We have a standing Compensation Committee, which during fiscal 2010 was comprised of Directors Donald Wright, Chairman, Jonathan Pollack, and following Mr. Pollack’s resignation as a committee member on September 4, 2009, Bernard Kraft. Each member of the Compensation Committee is independent under NYSE Amex listing standards, and Mr. Pollack was independent under such standards while serving on the Compensation Committee. The Compensation Committee operates under a written charter, which can be found on our website www.apitechnologies.com on the Investor Relations, Corporate Governance section.

The Compensation Committee held three meetings in fiscal year 2010 and has also taken action by unanimous written consent. The Compensation Committee determines and approves, or recommends to the Board, the compensation of the Company’s executive officers and such other employees as the Board may designate to the Compensation Committee for determination. To the extent the Company offers compensation for directors, the Compensation Committee also establishes all components of compensation for such directors. The Compensation Committee has also been charged with administering the Company’s 2006 Equity Incentive Plan. The Compensation Committee processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Executive Compensation” below.

Board Leadership Structure and Risk Oversight

The positions of Chief Executive Officer and Chairman of the Board are held by different individuals: Mr. Phillip DeZwirek serves as Chairman and Stephen Pudles serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but the Board of Directors believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. The Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of the Company. The Chairman determines the agenda for and presides over Board meetings. The current Chairman is the former Chief Executive Officer of the Company, so he understands the responsibilities of the Chief Executive Officer position. He also understands the role of the Board, having served as a director since November 2006.

The separation of the roles of Chief Executive Officer and Chairman helps ensure independent oversight of management. In addition, a majority of our director nominees are independent, which also will assist in ensuring independent oversight of management. All of the director nominees, other than the Chairman, the Chief Executive Officer and Jason DeZwirek qualify as independent under the AMEX rules. The standing committees — the Audit Committee and the Compensation Committee — are comprised entirely of independent directors and provide independent oversight of management.

Our management is responsible for identifying, assessing and managing the material risks facing the Company. The Board of Directors performs an important role in the review and oversight of these risks, and generally oversees the Company’s risk management practices and processes, with a strong emphasis on financial controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to the Audit Committee and (ii) compensation risk to the Compensation Committee. To the extent that the Audit Committee or Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

Nomination Process

We do not have a standing nominating committee. Instead, nominations for the election of directors have been handled by the full board, which permits all directors to participate in the process. The board has not adopted any formal resolution or charter with respect to nominations.

We do not believe that it is necessary to form a nominating committee given that the board historically generally had a strong representation by our management and management believes that the close ties between the board and senior management provide strong leadership for a small company such as us. In identifying and evaluating candidates to be nominated as directors, the Board seeks individuals that can add to the ability of the Board to fulfill its fiduciary obligations and its business goals and to create shareholder value. Directors must also have high personal and professional ethics, integrity and values. Director nominees must have sufficient time to devote to the affairs of the Company. We are a small company and small companies traditionally have had a difficult time attracting and retaining qualified outside directors. We have traditionally found new directors through the existing directors. Mr. Goldberg, our nominee who is not currently a director, was recommended by both directors and executive officers for the Board’s selection.

The Company has never had a candidate for director nominated by security holders and such a nomination appears unlikely at the present time. Consequently, the Company believes that a formal nominating process, charter or policy is unnecessary and has not currently adopted one. Any nominee for director recommended to the board by a security holder will be evaluated by the board in the same manner as other candidates. The Board of Directors will evaluate from time to time whether a more formal nomination process is appropriate as the Company grows.

Director Qualifications and Diversity

Our Board of Directors believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over the Company. When evaluating a person for nomination for election to the Board of Directors, the qualifications and skills considered by the Board of Directors, including the independent Board members, include:

•

Whether or not the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of the Company.

•	Whether or not the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director.

•

The contribution that the person can make to the Board of Directors, with consideration being given to the person’s business experience, education, skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as the Board of Directors may consider relevant.

•	The character and integrity of the person.

The Board applies a broad concept of diversity, which includes all of the criteria listed above together with other factors such as the nominee’s age and leadership abilities. Although we do not have a diversity policy, when the Board seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for our Board.

With respect to skill set diversity, the Board seeks to have directors and nominees with not only experience and expertise related to secure communications and electronic components but also in a broad range of other areas, and the Board currently consists of members with expertise in manufacturing, finance, accounting, and real estate sales.

Report of the Company’s Board of Directors’ Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process and approval of the services provided to the Company by its auditors. The Audit Committee also evaluates transactions where the potential for a conflict of interest exists. The Audit Committee’s purposes are more fully described in its Charter, which the Board adopted in its current form on June 20, 2007, a copy of which can be found on our website www.apitechnologies.com on the Investor Relations, Corporate Governance section.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended May 31, 2010, with the Company’s management and has discussed with WithumSmith+Brown, PC, the Company’s independent registered public accounting firm (the “Auditors”) the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Auditors have provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Auditor’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the Auditors’ independence with the Auditors.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2010, for filing with the Securities and Exchange Commission.

Audit Committee

Bernard Kraft, Chairman

Arthur Cape

Donald A. Wright

Stockholder Communication with the Board of Directors

Stockholders who wish to communicate with the Board of Directors may send correspondence to the attention of the Corporate Secretary, API Technologies Corp., 2200 Smithtown Avenue, Ronkonkoma, New York 11779. Shareholder communications must include confirmation that the sender is a stockholder of the Company. All such communications will be reviewed by the Company’s Secretary or Chief Financial Officer, as appropriate, in order to maintain a record of the communication, to assure director privacy and to determine whether the communication relates to matters that are appropriate for review by our Board of Directors or by any individual director. Communications will not be forwarded to Board of Directors members if they do not relate to the Company’s business, contain material that is not appropriate for review by the Board of Directors based upon the established practice and procedure of the Board of Directors, or contain other improper or immaterial information.

Security Ownership of Certain Beneficial Owners and Management

As of August 24, 2010, we had 32,871,225 shares of our common stock outstanding and 2,338,518 Exchangeable Shares outstanding. In addition, API Sub may still cause to be issued a maximum of approximately 164,844 shares of our common stock in connection with the Business Combination.

The following table sets forth as at August 24, 2010, the name and address and the number of shares of our common stock (assuming for such purposes that the Exchangeable Shares constitute outstanding shares of our common stock), beneficially owned by (i) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each director and each named executive officer and (iii) all officers and directors as a group.

Name and Address of Beneficial Owner	Number of Our Shares of Common Stock Beneficially Owned (1)	Percentage of Our Shares of Common Stock Beneficially Owned (2)(3)
Jason DeZwirek 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4(4)	7,324,735	19.5%

Phillip DeZwirek 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4(5)	7,288,197	18.9%

Icarus Investment Corp., an Ontario corporation 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4(6)	2,645,668	7.2%

Stephen Pudles 2200 Smithtown Avenue Ronkonkoma, NY 11779(7)	949,984	2.6%

Martin Moskovits 1431 Portesuello Ave. Santa Barbara, CA 93105(8)	233,333	*

Jonathan Pollack 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4(9)	456,402	*

Donald A. Wright 2655 Camino Del Rio North, Suite 450 San Diego, CA 92108(10)	109,860	*

Claudio Mannarino 360 Terry Fox Drive Kanata, Ontario Canada K2K 2P5(11)	117,263	*

Arthur Cape 4832 Melrose Avenue Montreal, Quebec Canada H3X 3P5(12)	10,333	*

Bernard Kraft 1166 Bay Street Toronto, Canada M5S 2X8(13)	26,786	*

All Current Officers and Directors as a group (8 persons)	12,854,558	31.5%

Non-affiliated 5% stockholders

Goodman & Company, Investment Counsel Ltd. One Adelaide Street East, 29th Floor Toronto, Ontario, Canada, M5C 2V9(14)	2,000,000	5.7%

Harvey Sandler Revocable Trust c/o Sandler Enterprises, Inc. 21170 N. E. 22nd Court North Miami Beach, FL 33180(15)	2,106,039	5.9%

GMP Diversified Alpha Master Fund Ltd. 145 King Street West, Suite 300 Toronto, Ontario, Canada M5H 1J8(16)	2,665,556	7.3%

*	Does not exceed 1%.

(1)	All shares are owned directly and beneficially by the stockholder indicated and such stockholder has sole voting, investment and dispositive power, unless otherwise indicated. Includes both our common stock and Exchangeable Shares of API Sub convertible into our common stock. Does not include Exchangeable Shares owned by us or our subsidiaries.
(2)	Computed by dividing the number of shares beneficially held by each stockholder, including his Exchangeable Shares and shares of common stock underlying options, warrants and convertible debt exercisable within 60 days, by the sum of (i) the total number of issued and outstanding shares of our common stock, plus (ii) the total number of issued and outstanding Exchangeable Shares (other than Exchangeable Shares owned by us and our subsidiaries) plus (iii) shares of common stock underlying such stockholder’s options, warrants and convertible debt exercisable within 60 days. Excluded are API Ontario common shares convertible into our common stock or Exchangeable Shares pursuant to the Plan of Arrangement that we entered into with API Ontario.
(3)	For purpose of this calculation, Exchangeable Shares are treated as the same as our common shares.
(4)	Mr. Jason DeZwirek directly holds 916,667 Exchangeable Shares and 807,310 shares of our common stock. Also includes 881,279 shares of our common stock underlying warrants exercisable within 60 days held of record by Jason DeZwirek and 933,334 shares of common stock into which a note held by him directly is convertible. Includes 357,143 shares of our common stock underlying warrants held by the DAJJ Family Trust, of which Mr. Jason DeZwirek has voting, dispositive and investment control. Includes 1,217,960 shares of our common stock held directly by Icarus Investment Corp., an Ontario corporation (“Icarus Ontario”) and 783,334 shares held directly by Icarus Investment Corp., a Delaware corporation (“Icarus Delaware”). Also includes 933,334 shares of common stock into which a note held by Icarus Ontario is convertible and 494,374 shares underlying warrants held by Icarus Ontario. Mr. Jason DeZwirek and Mr. Phillip DeZwirek share voting, dispositive and investment control of the shares beneficially owned by Icarus Delaware and Icarus Ontario. The beneficial ownership of such Icarus Ontario and Icarus Delaware shares is attributable to each of Mr. Jason DeZwirek and Mr. Phillip DeZwirek for purposes of this table.
(5)	Mr. Phillip DeZwirek directly holds 1,150,000 Exchangeable Shares and 695,734 shares of our common stock. Includes 66,667 shares owned by Mr. Phillip DeZwirek’s spouse and 50,000 held in a retirement account as to which he disclaims beneficial ownership. Also includes 833,334 shares of our common stock underlying warrants exercisable within 60 days held of record by Phillip DeZwirek, 933,334 shares of common stock into which a note held by Icarus Ontario is convertible and 494,374 shares underlying warrants held by Icarus Ontario. Also includes 1,180,127 shares of our common stock held by New Dimension Resources, Ltd., 1,217,960 shares of our common stock held by Icarus Ontario and 783,334 shares of our common stock held by Icarus Delaware. Mr. DeZwirek has sole voting, dispositive, and investment control of the shares held by New Dimension Resources Ltd. Mr. Jason DeZwirek and Mr. Phillip DeZwirek share voting, dispositive and investment control of the shares beneficially owned by Icarus Delaware and Icarus Ontario. The beneficial ownership of such Icarus Ontario and Icarus Delaware shares is attributable to each of Mr. Jason DeZwirek and Mr. Phillip DeZwirek for purposes of this table.
(6)	Includes 933,334 shares of common stock into which a note held by Icarus Ontario is convertible and 494,374 shares underlying warrants held by Icarus Ontario. Mr. Phillip DeZwirek and Mr. Jason DeZwirek share voting, investment and dispositive power with respect to these shares, and all of such shares are attributed to each of Mr. Phillip DeZwirek and Mr. Jason DeZwirek in this table.
(7)	Includes options to purchase 798,792 shares of common stock and warrants to purchase 17,858 shares of common stock.
(8)	Includes options to purchase 200,000 shares of common stock.
(9)	Includes options to purchase 191,666 shares of common stock and 83,334 Exchangeable Shares. Also includes 66,667 shares of common stock into which a note held by Mr. Pollack is convertible and warrants to purchase 3,424 shares of common stock. Also includes 44,643 shares underlying warrants held by the Maxchar Family Trust, of which Mr. Pollack has voting, investment and dispositive control.
(10)	Includes options to purchase 10,333 shares of common stock and warrants to purchase 17,858 shares of common stock. Mr. Wright shares voting and investment power on 70,835 shares of common stock with his spouse.

(11)	Includes options to purchase 55,000 shares of common stock and warrants to purchase 8,929 shares of common stock.
(12)	Includes options to purchase 10,333 shares of common stock.
(13)	Includes 26,786 shares underlying warrants.
(14)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 12, 2009.
(15)	Includes 357,143 shares of our common stock underlying warrants held by the Harvey Sandler Revocable Trust. This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on May 14, 2010 and from our records. According to the Schedule 13G/A, Harvey Sandler, as the sole trustee of the trust, is deemed to have sole voting and dispositive control over all of these shares.
(16)	Includes 1,333,333 shares of stock into which a note may be converted and warrants to purchase 68,492 shares of common stock. According to a 13G filed February 5, 2010, GMP Investment Management L.P. (“GMP Investment”) is the manager and investment adviser of the GMP Diversified Alpha Master Fund, Ltd. (the “Master Fund”), GMP Diversified Alpha Master Fund, Ltd. Star Trust (“Star Trust”) holds all of the voting shares of the Master Fund, and the Master Fund, GMP Investment and the Star Trust share voting and dispositive control over these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of Section 16(a) reports and any written representations made to us, the Company believes that all such required filings for its 2010 fiscal year were made in a timely manner.

Certain Transactions

Since June 1, 2008, the following transactions have occurred in which persons who, at the time of such transactions, were directors, officers or owners of more than 5% of our common stock, had a direct or indirect material interest.

The Company is a party to an oral agreement with Icarus Investment Corp., an Ontario corporation, (“Icarus Ontario”), a shareholder of the Company that is controlled by Jason DeZwirek, Secretary and a director of the Company, and Phillip DeZwirek, the Chairman, Treasurer and a director of the Company. The agreement, which renews annually, provides that Icarus Ontario will provide office space, office equipment and supplies, telecommunications, personnel and management services to the Company for an annual fee of $170,000 (plus certain expenses). During the years ended May 31, 2010 and May 31, 2009, the Company paid Icarus Ontario $186,855 and $187,906, respectively, for such services.

The bank debt of the Company was guaranteed by Thomas W. Mills, the former President and a former director of the Company until January 2009. Mr. Mills resigned as President as of March 19, 2009 and ceased being a director on November 6, 2008.

During the 2010 and 2009 fiscal years, the Company paid Jason DeZwirek, a director and the Secretary of the Company, $90,218 and $83,038, respectively, in consulting fees.

On June 23, 2009, the Company issued $3,650,000 of secured convertible promissory notes (the “Notes”) to a group of investors. The investors included Jason DeZwirek, who purchased $700,000 of the Notes, Jonathan Pollack, who purchased $50,000 of the Notes, and Icarus Ontario, which purchased $700,000 of the Notes. The Notes are convertible into shares of our common stock at a price of $0.75 per share at any time. The Notes are due on June 23, 2012 and accrue interest at the rate of 12% per annum, payable quarterly. The Notes are secured by the personal property of the Company and its subsidiaries. The proceeds were used to purchase rights in and to certain loan documents related to Cryptek Technologies Inc., the assets of which the Company subsequently acquired.

On December 21, 2009, the Note and Security Agreement between API and the holders of the Notes was amended (the “First Amendment”). In consideration of the holders of the Notes entering into the First Amendment, API agreed to issue warrants (the “December Warrants”) to purchase approximately 250,000 shares of the common stock of the Company, pro rata among the Note holders, at an exercise price of $1.27 per share. The December Warrants expire June 23, 2012. Mr. Jason DeZwirek, Mr. Pollack and Icarus Ontario received 47,945, 3,424, and 47,945, respectively, of the December Warrants.

On January 20, 2010 and January 22, 2010, the Company conducted a private placement of $20,000,000 of Secured Promissory Notes (“Secured Notes”) and warrants to purchase 3,571,447 shares of common stock (“Warrants”) of API to various investors including Icarus Ontario ($2,500,000 Secured Note, 446,429 Warrants), DAJJ Family Trust, an affiliate of Mr. Jason DeZwirek ($2,000,000 Secured Note, 357,143 Warrants), Maxchar Family Trust, an affiliate of Mr. Pollack ($250,000 Secured Note, 44,643 Warrants), Mr. Kraft ($150,000 Secured Note, 26,786 Warrants), Mr. Mannarino ($50,000 Secured Note, 8,929 Warrants), Mr. Pudles ($100,000

Secured Note, 17,858 Warrants), and Mr. Wright ($100,000 Secured Note, 17,858 Warrants). The Secured Notes are due three years from issuance. Interest accrues at an annual rate of 15% per annum and is payable in arrears each calendar quarter. The entire principal balance and all accrued and unpaid interest on the Secured Notes is payable upon maturity. API can elect to prepay all or a portion of the Secured Notes anytime. If API elects to prepay in the first year, it must pay the investor interest that would have accrued on such prepaid amount from and after the prepayment date to January 20, 2011. Otherwise, API must pay the investor an additional 2% of the prepaid amount. The Secured Notes are secured by the assets of API and its subsidiaries pursuant to security agreements, excluding real estate. The security interests of the Secured Notes are subordinate to (1) working capital loans and (2) securities interests granted in connection with any acquisition by API of other companies, lines of businesses or assets, or the financing thereof. The Warrants have an exercise price of $1.40 per share and expire in five years. The number of shares of common stock that can be purchased upon the exercise of the Warrants and the exercise price of the Warrants are subject to customary anti-dilution provisions.

Executive Compensation

Compensation Policies and Procedures

Throughout this Proxy Statement, the individuals included in the Summary Compensation Table below are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee oversees our compensation programs, with particular attention to the compensation for our chief executive officer, president and the other named executive officers. It is the responsibility of the Compensation Committee to review and approve or, as the case may be, recommend to the Board of Directors for approval, changes to our compensation policies and benefits programs, to recommend and approve stock-based awards to named executive officers, and to otherwise ensure that the Company’s compensation philosophy is consistent with the best interests of the Company and its stockholders and is properly implemented and monitored. We do not use compensation consultants in determining or recommending the amount or form of executive or director compensation.

The day-to-day administration of savings plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by our human resources and finance department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.

The Compensation Committee of the Company was formed on June 20, 2007. The Compensation Committee currently consists of two directors, Donald Wright, Chairman and since September 4, 2009, Bernard Kraft.

Compensation Philosophy

The goal of our executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time attracting, motivating and retaining key employees. To achieve this goal, the Company’s named executive officers are offered compensation opportunities that are linked to the Company’s financial performance and to individual performance and contributions to the Company’s success.

To achieve this goal, the Compensation Committee focuses on the following considerations:

•

An emphasis on rewarding our named executive officers with total compensation (including cash and stock options) at competitive market levels, based on each executive’s experience, skills and individual performance; and

•

An appropriate mix of short-term (salary and cash bonuses) and long-term compensation (stock options), which facilitates retention of talented executives and balances short-term and long-term financial goals and behaviors within the Company.

The primary components of the Company’s executive compensation program for its named executive officers have been: (a) base salaries, (b) bonuses, and (c) long-term incentive opportunities in the form of stock options.

Compensation Components

For fiscal 2010, the Company primarily used three types of compensation in paying its key executives: base salaries, bonuses, and options.

Base Salary

In setting base pay for the Company’s key executives, the Compensation Committee or the Chief Executive Officer reviews the following quantitative and qualitative factors: Company performance, the executive’s individual performance and scope of responsibility, internal equity and other considerations. Effective February 1, 2010, the Compensation Committee increased Mr. Pudles’ base salary to $325,000 from $265,000 and Mr. Mannarino’s base salary to $200,000 from $150,000.

The Compensation Committee believes that an executive’s base salary should be targeted at market competitive levels while rewarding outstanding performance with above-average total compensation. Base salaries for executives are reviewed annually, and are adjusted from time to time based on a review of individual performance.

Cash Bonuses

Cash bonuses have not historically played a significant part in the compensation of the Company’s executives. However, Stephen Pudles and our former Chief Technology Officer, Martin Moskovits, under their respective employment agreements, are or were entitled to cash bonuses based on the achievement of performance goals, subject, with respect to Dr. Moskovits, to the discretion of the Board. The specific milestones are to be set by the Board in consultation with the respective officers. For fiscal 2009 and 2010, no specific benchmarks were established, and the bonuses were in the discretion of the Compensation Committee. For fiscal year 2009, the Compensation Committee granted $132,500, $20,000 and $30,000 in cash bonuses to Mr. Pudles, Dr. Moskovits and Mr. Mannarino, respectively. For fiscal year 2010, the Compensation Committee granted $162,500, $100,000 and $50,000 in cash bonuses to Mr. Pudles, Mr. Pollack and Mr. Mannarino, respectfully. The bonuses, in each case, were determined based on overall performance of each of the officers.

Long-term Incentives

Stock-based compensation has also been an element of the Company’s compensation program for its key executives. The Company’s 2006 Equity Incentive Plan was adopted by the Board and approved by our stockholders on October 19, 2007. The purpose of the plan is to allow the Company to grant options to purchase shares of the Company’s common stock or to grant restricted stock or bonus stock awards. The Compensation Committee determines in its sole discretion, subject to the terms and conditions of the plan, the size of a particular award of an option based upon its subjective assessment of an individual’s performance, responsibility and functions and how this performance may have contributed, or is expected to contribute, to the Company’s performance. Although the Company has not granted restricted stock or stock bonuses, similar considerations would go into the award of restricted stock or stock bonuses.

We believe awards pursuant to the Company’s 2006 Equity Incentive Plan align the interests of management with those of the Company’s stockholders by emphasizing long-term stock ownership and increases in stockholder value. Management will benefit under such plan only if the other stockholders of the Company also benefit. The purpose of the plan is to encourage executives and others to acquire a proprietary interest in the Company, thereby further stimulating their active interest in the development and financial success of the Company.

On August 5, 2009, the Compensation Committee granted 498,109 options to Mr. Pudles, 200,000 options to Mr. Mannarino and 550,000 options to Mr. Pollack. Mr. Pudles and Mr. Mannarino’s options vest in five equal annual installments and Mr. Pollack’s options vest in three equal annual installments.

Mr. Phillip DeZwirek, our Chairman, has been historically compensated by the Company almost exclusively with option-like warrants to strongly align his interests with the creation of stockholder equity value. While this creates a high deal of risk on Mr. DeZwirek’s compensation, it only rewards him for growth of the Company and increases in its equity value and thereby providing strong long term growth incentives without a cash drain on the Company. No new options were granted to Mr. DeZwirek during the 2010 fiscal year.

Perquisites and Other Personal Benefits

The Company provides certain named executive officers with certain perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include car allowances and payment of life insurance premiums.

API Electronics, one of our subsidiaries, sponsors a 401(k) retirement plan for our U.S. employees. Pursuant to this plan, the Company matches contributions each pay period at 50% of the employees contributions up to 3% of an employee’s compensation.

Attributed costs of the perquisites described above for the named executive officers for fiscal 2010 and 2009 are included in column “All Other Compensation” of the Summary Compensation Table in the Executive Compensation section.

Role of Executive Officers in Compensation Decisions

Based on the foregoing objectives, the Compensation Committee structures the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate the named executive officers to achieve the business goals set by the Company and to reward the named executive officers for achieving such goals. The Compensation Committee from time to time will rely upon recommendations made by the Company’s management, and in particular, the Chairman and the Chief Executive Officer, regarding compensation for named executive officers, except that the chief executive officer does not participate in the determination of his compensation. The Compensation Committee will review and approve, or, if the situation warrants, will recommend to the full Board of Directors for approval, all new executive compensation programs, including those for the named executive officers. The Chief Executive Officer and such other executives as the Chief Executive Officer deems appropriate annually review the performance of each of the named executive officers of the Company (other than the chief executive officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual cash performance and stock-based award amounts, are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to named executive officers.

Risk Considerations in our Compensation Program

We generally structure the compensation of management to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so executives do not feel pressured to focus exclusively on short term gains, or annual stock price performance which may be to the detriment of long term appreciation and other business metrics. The variable (cash bonus and stock option awards) portion of compensation is designed to reward both individual performance and overall corporate performance. For individual performance, bonuses are qualitatively determined by the Compensation Committee. Stock options will reward the recipient only if improved overall corporate performance is reflected in the public stock price. We believe that the variable components of compensation are sufficient to motivate executives to produce superior short and long terms corporate results while the fixed element is also sufficient that executives are not encouraged to take unnecessary or excessive risks in doing so.

Summary Compensation Table for Fiscal Year 2010 and 2009

The following table summarizes the total compensation paid to or earned by each named executive officer for the fiscal years ended May 31, 2010 and May 31, 2009.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Stephen Pudles	2010	284,615	162,500	712,296	17,050	(2)	1,176,461
Chief Executive Officer (PEO)	2009	265,000	132,500	—	4,397		401,897

Jonathan Pollack(3)	2010	176,178	100,000	786,500	6,250		1,068,928
Executive Vice President	2009		—	—	25,000		25,000

Claudio Mannarino	2010	166,346	50,000	286,000	2,143	(4)	504,489
Chief Financial Officer	2009	115,192	30,000	—	2,271		147,463

Martin Moskovits(5)	2010	324,519	—	—	101,875	(6)	426,394
Former Chief Technology Officer	2009	375,000	200,000	—	3,647		398,647

(1)	Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. See Note 17 to our consolidated financial statements for the year ended May 31, 2010 included in our Annual Report on Form 10-K for 2010 for the relevant assumptions used to determine the valuation of our option awards.
(2)	Includes 401(k) contribution and car allowance.
(3)	Mr. Pollack became Executive Vice President on September 4, 2009. He has served as a director since June 2007. The compensation amounts listed in the column Option Awards and the amounts listed in the column All Other Compensation represent options and director fees Mr. Pollack received for his services as a director. Mr. Pollack performs his services as Executive Vice President pursuant to a Consulting Agreement between the Company and JMP Fam Holdings Inc., and the amount listed under Salary is the amount of the consulting fees paid under Consulting Agreement. The amounts paid under the Consulting Agreement are paid in Canadian dollars. The rate and methodology in converting the amounts paid to U.S. currency is determined by using the average conversion rate during the fiscal year reported.
(4)	Includes car allowance.
(5)	Dr. Moskovits resigned as Chief Technology Officer effective April 2, 2010.
(6)	Includes $100,000 in severance fees and car allowance.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information regarding unexercised stock options for each named executive officer as of the end of fiscal year 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Stephen Pudles	499,407 199,763	249,703 299,644 498,109	(1) (2) (3)	1.3875 1.3875 1.43	4/22/2018 4/22/2018 8/04/2019

Martin Moskovits	33,333 140,000 60,000			1.5075 1.5075 1.5075	3/14/2011 10/02/2010 10/02/2010

Claudio Mannarino	15,000	10,000 200,000	(4) (3)	1.4643 1.43	12/27/2016 8/04/2019

Jonathan Pollack	5,555	2,778 550,000	(5) (6)	4.035 1.43	6/20/2017 8/04/2019

(1)	Options become exercisable on April 22, 2011.
(2)	Options become exercisable in three equal installments commencing April 22, 2011.
(3)	Options became exercisable on five equal installments commencing August 5, 2010.
(4)	Options become exercisable in two equal installments commencing December 27, 2010.
(5)	Options become exercisable on June 21, 2010.
(6)	Options become exercisable in three equal installments commencing on August 5, 2010.

Narrative Disclosure to Summary Compensation Table

Stephen Pudles

Mr. Pudles assumed the position of our Chief Executive Officer in April 2008. He has a written employment agreement that provides for a base salary of $265,000, with potential increases. Effective February 1, 2010, the Compensation Committee increased his base salary to $325,000. His employment agreement also provides, commencing with the fiscal year ending May 31, 2009, for an annual bonus based on achievement of annual EBITDA targets and other performance targets, as determined by the Board of Directors in consultation with Mr. Pudles. If the Company achieves 100% of the bonus targets, the annual bonus will equal 50% of Mr. Pudles’ base salary, and if the Company achieves in excess of 100% of the targets, the Board will determine what adjustments, if any, will be made to the annual bonus. The performance targets for fiscal year 2010 were not established, however, the Compensation Committee determined, in its discretion, that due to Mr. Pudles’ performance, he was entitled to a $162,500 cash bonus, an amount equal to 50% of his current base salary.

Under the employment agreement, either party may terminate the agreement for any reason, provided Mr. Pudles must provide at least 60 days advance notice of resignation. However, if the agreement is terminated by the Company without cause, Mr. Pudles is entitled to receive twelve months of continuing salary if such termination occurs after the first year of employment but on or before the fourth anniversary date of his employment and eighteen months of continuing salary if such termination occurs after the fourth year of his employment. If Mr. Pudles terminates his employment due to death or disability, he is entitled to three months of continuing salary.

Mr. Pudles is subject to a non-compete under his employment agreement, which will survive termination of his employment for the shorter of two years or the time over which he receives severance pay.

In April 2008, Mr. Pudles was granted options to purchase 1,248,517 shares of common stock, 499,407 of which were to be performance based and 749,110 of which vest in three equal annual installments commencing on April 22, 2009. On August 5, 2009, the Compensation Committee and the Board of Directors determined that the option grant as to the 499,407 options that were to be performance based will vest in five equal installments, commencing on April 22, 2009. All such options have an exercise price of $1.3875 per share.

On August 5, 2009, in acknowledgement of his service to the Company, and to further provide incentive compensation, the Compensation Committee granted Mr. Pudles options to purchase 498,109 shares of common stock. Such options vest equally over a five year period beginning April 5, 2010 and have an exercise price of $1.43 per share.

The Company believes that the strong equity incentive program for Mr. Pudles is beneficial to the Company because it strongly aligns Mr. Pudles interests with the Company’s and its stockholders. The Company also believes that the salary paid to Mr. Pudles is market rate given his level of experience and his skill set.

Jonathan Pollack

Mr. Pollack became Executive Vice President in September, 2009. There is a written consulting agreement between API and JMP Fam Holdings Inc., (“Consultant”), through which Mr. Pollack provides services. The Consulting Agreement provides for an annual fee to be paid to Consultant of Cnd $250,000, and for a bonus, in the discretion of Board, of up to Cnd $100,000. Mr. Pollack was granted the full bonus of $100,000 for fiscal year 2010. The term of the Consulting Agreement is one year and is renewable upon the mutual agreement of the parties. Either party may terminate the Consulting Agreement upon four weeks prior notice. However, if the Consulting Agreement is terminated by the Company without cause, the Consultant is entitled to severance of one year of the base fee, plus the maximum amount of the bonus.

If there is a change in control of the Company and Consultant resigns or is terminated by the Company without cause within six months of the change in control, the Consultant will receive a termination payment equal to one year of the base fee, plus the maximum annual bonus, and all unvested options of the 550,000 options granted to Mr. Pollack on August 5, 2009 will vest.

Mr. Pollack is subject to a non-compete under the Consulting Agreement, which will survive termination of the engagement for the shorter of two years or the time over which severance pay is being paid.

Claudio Mannarino

Mr. Mannarino does not have a written employment agreement with the Company. Effective February 1, 2010, the Compensation Committee increased his base salary to $200,000 from $150,000. Mr. Mannarino is also eligible for bonuses in the sole discretion of the Compensation Committee, which determined that he should receive a $50,000 bonus for fiscal 2010. On August 5, 2009, the Compensation Committee, as additional incentive compensation, granted Mr. Mannarino options to purchase 200,000 shares of common stock. Such options vest equally over a five year period beginning April 5, 2010 and have an exercise price of $1.43 per share.

Martin Moskovits

Dr. Moskovits resigned April 2, 2010. In connection with Dr. Moskovits’ resignation, we entered into an agreement pursuant to which we agreed to pay Dr. Moskovits a lump sum severance payment of $100,000. We also agreed to a three month extension of the expiration date of 200,000 options to purchase shares of common stock held by Dr. Moskovits. Those options will expire six months after the effective date of his resignation instead of three months, as provided in the original option agreements.

Dr. Moskovits is subject to a non-compete under his employment agreement, which survives the termination of his employment for the longer of one year or the time over which he receives severance pay.

Dr. Moskovits had a written employment agreement and commenced employment with the Company on May 1, 2007 with a base salary of $375,000 per year. His employment agreement also provided for an annual bonus and that a portion of the bonus would be based on the Company’s achievement of specified performance milestones. The performance targets for fiscal year 2009 were not established, however, the Compensation Committee determined that due to Dr. Moskovits’ performance, he was entitled to a $20,000 cash bonus.

Director Compensation for Fiscal Year 2010

The following table provides information for the fiscal year ending May 31, 2010 of the cash and other compensation for directors who are not named executive officers and who served during the 2010 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1),(2) ($)	All Other Compensation ($)		Total ($)
Arthur Cape	10,000	14,300	—		24,300
Jason DeZwirek	—	—	97,188	(3)	97,188
Phillip DeZwirek	—	—	9,287	(4)	9,287
Bernard Kraft	18,750	—	—		18,750
Donald Wright	15,000	14,300	—		29,300

(1)	Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. See Note 17 to our consolidated financial statements for the year ended May 31, 2010 included in our Annual Report on Form 10-K for 2010 for the relevant assumptions used to determine the valuation of our option awards.
(2)	The directors had options to purchase the following shares of common stock outstanding at the end of fiscal 2010: Mr. Cape: 8,333 shares, 5,555 of which were vested; Mr. Phillip DeZwirek: 833,334, all of which were vested; Mr. Jason DeZwirek: 833,334, all of which were vested; and Mr. Wright: 8,333 shares, all of which were vested.
(3)	Includes $90,304 of consulting fees and $6,884 of life insurance premiums.
(4)	Includes life insurance premiums and car allowance.

We pay each of our independent directors $10,000 a year, payable quarterly, to serve as directors of the Company. Additionally, the Chairman of the Audit Committee receives an additional $15,000 and the Chairman of the Compensation Committee of the Company receives an additional $5,000 per year. Such amounts are also payable quarterly. Because Mr. Kraft was audit committee chairman for a portion of fiscal 2010, he received a pro rata amount of the $15,000 Chairman fee. On August 5, 2009, the Company granted to Mr. Pollack, Mr. Cape and Mr. Wright options to purchase 550,000, 10,000, and 10,000, respectively, shares of the common stock of the Company for an exercise price of $1.43 per share. Mr. Pollack’s options vest over a three year period and Mr. Cape and Mr. Wright’s options vest over a five year period.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of May 31, 2010.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	5,874,957	$1.43	2,583,337
Equity compensation plans not approved by security holders(2)	41,666	$1.51	—

Total	5,916,623	$1.43	2,583,337

(1)	The Company’s 2006 Equity Incentive Plan was approved by shareholders on October 19, 2007, and amended on October 22, 2009. 2,753,108 stock options were awarded to plan participants for the year ended May 31, 2010.
(2)	Includes:
(a)	a stock option grant awarded to Dr. Moskovits for 33,333 shares of common stock.
(b)	a stock option grant awarded to Donald Wright for 8,333 shares of common stock.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Introduction

The Board is recommending that the stockholders approve an amendment to the Company’s certificate of incorporation to effect a Reverse Stock Split of the Company’s outstanding shares of common stock at a ratio within a range of 1:2 to 1:4. If this proposal is approved, the Board or a committee of the Board will have the authority to decide, prior to October 7, 2011, whether to implement the split and the exact amount of the split within this range, if it is to be implemented. If the Board decides to implement the split, it will become effective upon the filing of the amendment to the Company’s amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and this will be the effective date of the Reverse Stock Split. If the Reverse Stock Split is implemented, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio selected by the Board or committee. The total number of authorized shares of common stock would remain unchanged at its current total of one hundred million (100,000,000). The form of amendment to the Company’s certificate of incorporation to effect the Reverse Stock Split is attached as Exhibit A to this proxy statement.

Reasons for the Reverse Stock Split

The Board’s primary objective in proposing the Reverse Stock Split is to increase the per share trading value of the Company’s Common Stock in order to seek the listing of the common stock on The NASDAQ Stock Market, the NYSE Amex, or such other stock exchange determined by our Board. Generally speaking, the minimum daily closing bid price per share of Common Stock must be $4.00 or greater for initial listing on The NASDAQ Stock Market and $2.00 or greater for the NYSE Amex. The Board of Directors believes that an increase in the trading price of the our common stock and listing on The NASDAQ Stock Market or NYSE Amex, or alternative exchange will make the Company a more attractive investment for institutional investors. The Board of Directors intends to effect the proposed Reverse Stock Split, if at all, only if it believes that a decrease in the number of shares outstanding is likely to improve the trading market for the common stock and the likelihood of the common stock’s listing on The NASDAQ Stock Market, NYSE Amex or alternative exchange. If the trading price of the Company’s Common Stock increases without the Reverse Stock Split, the Reverse Stock Split may be deemed unnecessary. However, even if we effect the Reverse Stock Split, there can be no assurance of a proportional or relative increase in the per share trading price of our common stock.

The Board of Directors also believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of our common stock and will encourage interest and trading in the common stock by professional market participants. The Reverse Stock Split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our common stock. The Reverse Stock Split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying higher transaction costs than would be the case if the share price were substantially higher. There can be no assurance, however, that the Reverse Stock Split will improve the liquidity of our common stock.

The purpose of seeking stockholder approval of a range of exchange ratios from 1:2 to 1:4 (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the Reverse Stock Split. If the stockholders approve this proposal, the Board or a committee of the Board would effect a Reverse Stock Split only upon the Board or committee’s determination that a Reverse Stock Split would be in the best interests of the Company at that time. If the Board were to effect a Reverse Stock Split, the Board would set the timing for such a split and select the specific ratio within the range of 1:2 to 1:4. No further action on the part of stockholders would be required to either implement or abandon the Reverse Stock Split. If the stockholders approve the proposal, and the Board or a committee of the Board determines to effect the Reverse Stock Split, we will communicate to the public additional details regarding the Reverse Stock Split, including the specific ratio selected by the Board or committee. If the Board or a committee of the Board does not implement the Reverse Stock Split before October 7, 2011, the authority granted in this proposal to implement the Reverse Stock Split will terminate. The Board reserves its right to elect not to proceed with the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.

The closing sale price of the Company’s common stock on the OTCBB on August 18, 2010 was $1.23 per share.

Material Effects of Proposed Reverse Stock Split

The Board believes that the Reverse Stock Split will increase the price level of the Company’s common stock. The Board cannot predict, however, the effect of the Reverse Stock Split upon the market price for the common stock, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of common stock after the Reverse Stock Split may not rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the Reverse Stock Split, which would reduce the market capitalization of the Company. The market price of the common stock may also reflect our performance and other factors, the effect of which the Board cannot predict.

The Reverse Stock Split will affect all stockholders of the Company uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the Reverse Stock Split results in any of stockholders owning a fractional share. In lieu of issuing fractional shares, the Company will round up the number of shares of stock to be received by the stockholder. The rounding up of fractional shares will not have a material effect of any stockholder’s percentage ownership interest or proportionate voting power.

The principal effects of the Reverse Stock Split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 32,871,225 shares of common stock and 2,338,518 Exchangeable Shares as of August 24, 2010 to a range of 16,435,613 to 8,217,807 shares of common stock and a range of 1,169,259 to 584,630 Exchangeable Shares, depending on the exact split ratio chosen by the Board or a committee of the Board, and subject to immaterial differences because fractional shares will not be issued and the number of shares of a holder will be rounded up, (ii) all outstanding options and warrants entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options or warrants, one-half to one-fourth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Stock Split, at an exercise price equal to two to four times the exercise price specified before the Reverse Stock Split, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the Reverse Stock Split, and (iii) the number of shares reserved for issuance pursuant to the Company’s 2006 Equity Incentive Plan will be reduced to one-half to one-fourth of the number of shares currently included in such plan.

The Reverse Stock Split will not affect the par value of the common stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to the common stock will be reduced to one-half to one-fourth of its present amount, depending on the exact amount of the split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the common stock will be retroactively increased for each period because there will be fewer shares of common stock outstanding.

The amendment will not change the terms of the common stock. After the Reverse Stock Split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Each stockholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares. The common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. Following the Reverse Stock Split, the Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934. If the Reverse Stock Split is implemented, the common stock of the Company will continue to be reported on the OTCBB under the symbol “ATNY.”

The Reverse Stock Split will be accompanied by a simultaneous reverse stock split of the Exchangeable Shares so that the Exchangeable Shares will remain the economic equivalent to our common stock and the Exchangeable Shares will remain exchangeable for our common stock on a one-for-one basis. The authorization of the reverse stock split of the Exchangeable Shares by the shareholders of API Sub will occur if our stockholders authorize the Reverse Stock Split. Some of our directors own over 90% of the Exchangeable Shares and are the directors of API Sub. These directors have committed to authorize a simultaneous and identical reverse stock split of the Exchangeable Shares. While the holders of Exchangeable Shares will have dissent rights under Ontario law, the Company does not believe that the possible exercise of dissent rights by holders of Exchangeable Shares would have a material cost to the Company given that less than two hundred thousand Exchangeable Shares are owned by parties other than our directors.

Additionally, the former holders of the common shares of API who had not yet converted such common shares into common stock of the Company or Exchangeable Shares would have the conversion ratio adjusted so that the economic effect of the ten shares of common stock or Exchangeable Shares for one API common share ratio that was in effect when the plan of arrangement was originally adopted would be preserved.

Because the Company will not reduce the number of authorized shares of common stock, the overall effect will be an increase in authorized but unissued shares of common stock as a result of the Reverse Stock Split. These shares may be issued at the Board’s discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s certificate of incorporation or bylaws.

If the Reverse Stock Split is implemented, it will result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Risks of Proposed Reverse Stock Split

The proposed Reverse Stock Split may not increase our stock price, which would prevent us from realizing some of the anticipated benefits of the Reverse Stock Split. The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to seek the listing of our common stock on the NASDAQ Stock Market, the NYSE Amex stock market, or such other alternative stock exchange. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. We effected a one-for-fifteen reverse stock split in September 2008, which did not result in a proportionate increase in our stock trading price. It is possible that the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $2.00 or $4.00 minimum bid price for a sustained period of time. The market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be listed due to a failure to meet other listing requirements, even if the market price per post-reverse stock split share of our common stock remains in excess of $4.00 or $2.00 per share.

The proposed Reverse Stock Split may decrease the liquidity of our stock. The liquidity of our capital stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split.

Even if we effect the Reverse Stock Split, the market price of our common stock may decrease due to factors unrelated to the stock split. If the Reverse Stock Split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. The market price of the common stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the Reverse Stock Split is approved by the Company’s stockholders, and the Board or a committee of the Board determines it is in the best interests of the Company to effect the split, the Reverse Stock Split would become effective at such time as the amendment to the Company’s Certificate of Incorporation, the form of which is attached as Exhibit A to this proxy statement, is filed with the Secretary of State of the State of Delaware. Upon the filing of the amendment, all of the Company’s existing common stock will be converted into new common stock as set forth in the amendment.

As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. Equity Transfer & Trust Company, the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Generally, stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the Reverse Stock Split. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Fractional Shares

The Company will not issue fractional certificates for post-Reverse Stock Split shares in connection with the Reverse Stock Split. In lieu of issuing fractional shares, the Company will round up the number of shares to be received by the holder to the next whole number of shares.

Criteria to be Used for Decision to Apply the Reverse Stock Split

If the stockholders approve the Reverse Stock Split, the Board or a committee of the Board will be authorized to proceed with the Reverse Stock Split. In determining whether to proceed with the Reverse Stock Split and setting the exact amount of split, if any, the Board or committee will consider a number of factors, including market conditions, existing and expected trading prices of the Company’s common stock, the Company’s additional funding requirements and the amount of the Company’s authorized but unissued common stock.

No Dissenter’s Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to dissenter’s rights with respect to the proposed amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split, and the Company does not intend to independently provide stockholders with any such right.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain U.S. federal income tax consequences relating to the Reverse Stock Split as of the date hereof. Except where noted, this summary deals only with a stockholder who is a U.S. Holder and holds common stock as a capital asset. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

For purposes of this summary, a “U.S. holder” means a beneficial owner of common stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of common stock is a stockholder who is not a U.S. holder.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to stockholders who may be subject to special tax rules, such as:

partnerships;

financial institutions;

insurance companies;

real estate investment trusts;

regulated investment companies;

grantor trusts;

tax-exempt organizations;

dealers or traders in securities or currencies;

stockholders who hold common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;

stockholders who actually or constructively own 10 percent or more of the Company’s voting stock; or

a non-U.S. holder who is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the Reverse Stock Split.

If an entity classified as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

Each stockholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the Reverse Stock Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the Reverse Stock Split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

Generally, a reverse stock split will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes. The Company believes that the Reverse Stock Split will qualify as a “reorganization” under Section 368(a)(1)(E) of the Code. Accordingly, provided that the fair market value of the post-split shares is equal to the fair market value of the pre-split shares surrendered in exchange therefor:

•	A stockholder should not recognize any gain or loss in the Reverse Stock Split.

•	A stockholder’s aggregate tax basis in its shares of post-split shares should be equal to its aggregate tax basis in the pre-split shares exchanged therefor.

•	A stockholder’s holding period for the post-split shares should include the period during which the pre-split shares surrendered in exchange therefor were held.

No opinion of counsel or ruling from the Internal Revenue Service has been or will be sought, and this discussion is not binding on the Internal Revenue Service.

Approval Required

The affirmative vote of the holders of a majority of the votes entitled to vote at the Annual Meeting represented by shares outstanding as of the record date is required to approve the amendment of the Company’s Certificate of Incorporation to effect a Reverse Stock Split of the common stock in the range of 1:2 to 1:4. Abstentions and “broker non-votes” will not be counted as having been voted on the proposal, and therefore will have the same effect as negative votes.

Recommendation of our Board of Directors

The affirmative vote by holders of a majority of the votes of all shares entitled to vote at the Annual Meeting is necessary for approval of this proposal. Abstentions and broker non-votes have the effect of counting as votes against the proposal. The Board of Directors believes that the proposal is in our best interests and in the best interests of the stockholders and has unanimously adopted the amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split. The Board of Directors recommends a vote “FOR” approval of the amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split.

PROPOSAL 3

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR TRANSITIONAL PERIOD

On August 18, 2010, our Board determined to change our fiscal year end to November 30 from May 31, effective for fiscal year 2011. We plan to report our financial results for the six month transaction period of June 1, 2010 through November 30, 2010 on an Annual Report on Form 10-K. Our Board, at the recommendation of the Audit Committee, appointed WithumSmith+Brown, PC (“Withum”) to serve as the independent registered public accounting firm of the Company for the transitional period of June 1, 2010 though November 30, 2010. Withum was first engaged to act as the Company’s independent registered public accounting firm on December 22, 2006. The Audit Committee pre-approves any engagement of Withum and has the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for shareholder approval. Representatives of Withum are not expected to be present at the Annual Meeting. However, if present, Withum representatives would be allowed to make a statement and answer appropriate questions at the annual meeting. If the stockholders fail to ratify the appointment of Withum, the Audit Committee would reconsider the recommendation.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided by Withum relating to the fiscal years ended May 31, 2009 and May 31, 2010, respectively.

	Fiscal Year
	2009	2010
Audit Fees	$303,492	$375,948
Audit-Related Fees	—	$43,216
Tax Fees	1,400	—
All Other Fees	—	—

Total	$304,892	$419,164

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining Withum’s independence.

Audit Fees

These are fees for professional services for the audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. During fiscal 2010, Withum provided services related to the audit of our 401(k) plan, services related to the review of a Post Effective Amendment to our S-1 registration statement, and consultation services regarding financial accounting and reporting issues related to acquired entities.

Tax Fees

These are fees for professional services rendered with respect to tax compliance, tax advice and tax planning. During fiscal 2009, Withum provided tax advice and planning related to tax implications of stock options.

All Other Fees

These are fees for services that do not meet the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for the Company by Withum prior to their engagement for such services. The Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Committee at the next scheduled meeting. Any fees paid under the categories Audit-Related Fees, Tax Fees, and All Other Fees, if any, were approved by the Audit Committee prior to the services being rendered.

Recommendation of the Board of Directors

A majority of the votes of shares present at the meeting and entitled to vote must vote “FOR” this proposal to approve this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of WithumSmith+Brown, PC as independent registered public accounting firm of the Company for the transition period of June 1, 2010 through November 30, 2010.

ADDITIONAL INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board of Directors may recommend.

A copy of the Company’s annual report on Form 10-K for the fiscal year ended May 31, 2010, as filed with the Securities and Exchange Commission, without exhibits, will be sent to any stockholder without charge upon written request addressed to API Technologies Corp., to the attention of the Secretary, 2200 Smithtown Avenue, Ronkonkoma, New York 11779.

Stockholder Proposals for 2011 Annual Meeting

Stockholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting Proxy Statement must submit their proposals so that they are received by the Secretary of the Company at 2200 Smithtown Avenue, Ronkonkoma, New York 11779, no later than the close of business on May 6, 2011. Stockholders should submit their proposals by means that permit them to prove the date of delivery. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included.

If a shareholder wishes to present a proposal at our 2011 annual meeting and the proposal is not intended to be included in the Company’s proxy statement relating to the 2011 annual meeting, the shareholder must give advance notice to the Secretary of the Company no later than July 21, 2011.

Method of Proxy Solicitation

The cost of solicitation of the proxies will be borne by us. In addition to solicitation of the proxies by use of the mails, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

By Order of the Board of Directors

/S/ PHILLIP DEZWIREK
Phillip DeZwirek Chairman

September 1, 2010

Exhibit A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

API TECHNOLOGIES CORP.

API Technologies Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SECOND: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

THIRD: That upon the effectiveness of this Certificate of Amendment, Section 4.A of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

Section 4.A The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million One (100,000,001). The total number of shares of Common Stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares with a par value of $0.001 per share. The total number of shares of Special Voting Stock which the Corporation shall have the authority to issue is One (1) share, with a par value of $0.01 per share.

Effective at 5:00 p.m. (Delaware time) on         , 201    each [            ] shares of common stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, round up to the nearest whole number of shares in order to bring the number of shares held by such holder up to the next whole number of shares of Common Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by         , its             , this day of         , 201    .

API TECHNOLOGIES CORP.

By:
Name:
Title:

A-1

ANNUAL MEETING OF STOCKHOLDERS

OF

API TECHNOLOGIES CORP.

One North Wacker Drive, Suite 4400

Chicago, Illinois 60606

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Phillip DeZwirek, Jason DeZwirek, and Jonathan Pollack and each of them individually (each with full power to act alone) as proxy or proxies for the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable or unwilling to stand for election), all shares of common stock of API Technologies Corp. (the “Company”) held of record by the undersigned on August 24, 2010 at the Annual Meeting of Stockholders to be held at One North Wacker Drive, Suite 4400, Chicago, Illinois 60606, on October 7, 2010, at 9:30 a.m. local time or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

Please date, sign and mail

your proxy card in the envelope provided

or fax to 416-595-9593 Attn: Proxy Dept.

no later than 11:59 pm eastern time October 5, 2010

(Continued and To Be Signed on the Reverse Side.)

API TECHNOLOGIES CORP.

October 7, 2010

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR BY FAX.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) ELECTION OF DIRECTORS

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR FAX TO 416-595-9593, ATTN: PROXY DEPT.	☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (see instructions below)	Nominees: O Arthur Cape O Jason DeZwirek O Phillip DeZwirek O Eric M. Goldberg O Bernard Kraft O Jonathan Pollack O Donald A. Wright

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: —

	(2) PROPOSAL NO. 2 Approval of Amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split	For Against Abstain ☐ ☐ ☐

	(3) PROPOSAL NO. 3 WithumSmith+Brown, PC as the Independent Registered Public Accounting Firm for Transition Period	For Against Abstain ☐ ☐ ☐

(4) On such other matters as may come properly before the meeting.

Signature of Stockholder:                                             Date:

Signature of Stockholder:                                             Date:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted

via this method.   ☐

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian please give full title as such. Please note that supporting documentation is required as proof of signing authority, when the person(s) signing is not the name that appears on the proxy mail label. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on October 7, 2010 — our Annual Report on Form 10-K, our this Proxy Statement and form of proxy card are available at www.apitech.com/investor-relations/financial-information/annual-report-and-proxy

ANNUAL MEETING OF STOCKHOLDERS

OF

API TECHNOLOGIES CORP.

One North Wacker Drive, Suite 4400

Chicago, Illinois 60606

Voting Direction Form for holders of Exchangeable Shares

of API Nanotronics Sub, Inc.

THIS VOTING DIRECTION FORM IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF API TECHNOLOGIES CORP.

The undersigned holder of Exchangeable Shares of API Nanotronics Sub, Inc. has the right to instruct Equity Transfer & Trust Company (“Equity”) in respect of the exercise of their votes at the Annual Meeting of Stockholders of API Technologies Corp. to be held at One North Wacker Drive, Suite 4400, Chicago, Illinois 60606, on October 7, 2010, at 9:30 a.m. local time, as follows:

•	To instruct Equity to exercise the votes to which the holder is entitled as indicated below; OR

•	To instruct Equity to appoint the holder, or the holder’s designee, as proxy to exercise personally the votes to which the holder is entitled as indicated below.

PLEASE SELECT ONE OF THE FOLLOWING:

☐	Direct Equity to Vote Exchangeable Shares — The holder hereby directs Equity to vote as indicated below and authorizes it to represent and vote, as indicated above, all of the voting rights attached to the Exchangeable Shares which the holder may be entitled to vote at the Annual General Meeting, and at any adjournment or adjournments thereof and on every ballot that may take place in consequence thereof, and with the discretionary authority as to any other matters that may properly come before the Annual General Meeting.

☐	Appointment of the Holder, or the Holder’s Designee as Proxy — The holder hereby directs Equity to appoint as holder and authorizes them to represent and vote, as indicated above, all of the voting rights attached to the Exchangeable Shares which the holder may be entitled to vote at the Annual General Meeting, and at any adjournment or adjournments thereof and on every ballot that may take place in consequence thereof, and with discretionary authority as to any other matters that may properly come before the Annual General Meeting.

IF THE HOLDER DOES NOT COMPLETE ONE OF THE FOREGOING, COMPLETES MORE THAN ONE OF THE FOREGOING OR COMPLETES THE SECOND SECTION BUT DOES NOT PROVIDE A DESIGNEE NAME, THE HOLDER WILL BE DEEMED TO HAVE DIRECTED EQUITY TO VOTE THEIR VOTING RIGHTS AS INDICATED AS IF THE FIRST BOX HAD BEEN CHECKED.

Please date, sign and mail

your voting direction form in the envelope provided

or fax to 416-595-9593 Attn: Proxy Dept.

no later than 11:59 pm eastern time October 5, 2010

API TECHNOLOGIES CORP.

October 7, 2010

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL II, “FOR” PROPOSAL III AND “FOR” PROPOSAL IV.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR BY FAX.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) ELECTION OF DIRECTORS

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING DIRECTION FORM PROMPTLY USING THE ENCLOSED ENVELOPE OR FAX TO 416-595-9593, ATTN: PROXY DEPT.	☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (see instructions below)	Nominees: O Arthur Cape O Jason DeZwirek O Phillip DeZwirek O Eric M. Goldberg O Bernard Kraft O Jonathan Pollack O Donald A. Wright

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: —

	(2) PROPOSAL NO. 2 Approval of Amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split	For Against Abstain ☐ ☐ ☐

	(3) PROPOSAL NO. 3 WithumSmith+Brown, PC as the Independent Registered Public Accounting Firm for Transition Period	For Against Abstain ☐ ☐ ☐

(4) On such other matters as may come properly before the meeting.

Signature of Exchangeable Shareholder:                                               Date:

Signature of Exchangeable Shareholder:                                               Date:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

NOTE:	Please sign exactly as your name or names appear on this Voting Direction Form. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian please give full title as such. Please note that supporting documentation is required as proof of signing authority, when the person(s) signing is not the name that appears on the proxy mail label. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on October 7, 2010 — our Annual Report on Form 10-K and this Proxy Statement are available at www.apitech.com/investor-relations/financial-information/annual-report-and-proxy